
                                   EXHIBIT 11

                         WINTRUST FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (in thousands, except per share data)

                                                     NINE MONTHS ENDED SEPTEMBER 30,         THREE MONTHS ENDED SEPTEMBER 30,
                                                   ------------------------------------   ---------------------------------------
                                                         1997               1996                1997                 1996
                                                   -----------------  -----------------   ------------------  -------------------

Net income (loss)                            (A)           $3,166           $(1,521)               $1,311                 $301
                                                   =================  =================   ==================  ===================

Average common shares outstanding                           7,631             5,992                 8,059                6,212
Average common share equivalents             (1)              486                 -                   528                  634
                                                   -----------------  -----------------   ------------------  -------------------

Weighted average common shares and
       common share equivalents              (B)            8,117              5,992                8,587                6,846
                                                   =================  =================   ==================  ===================

Net income (loss) per average
      common share                         (A/B)           $ 0.39           $ (0.25)               $ 0.15               $ 0.04
                                                   =================  =================   ==================  ===================

(1) Common share equivalents result from stock options, stock rights and stock warrants being treated as if they had been exercised and are computed by application of the treasury stock method. No common share equivalents were assumed to be outstanding for the nine-month period ended September 30, 1996, because accounting standards require that the computation of earnings per share shall not give effect to common stock equivalents for any period in which their inclusion would have the effect decreasing the loss per share amount otherwise computed.

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